Exhibit 10.4

Tax Agreement entered into by the Company and Americas Mining Corporation, effective as of February 20, 2017.

This Tax Agreement (this “Agreement”) is made and entered into by and among Americas Mining Corporation (“AMC”), on the one hand, and Southern Copper Corporation (“SCC”), on the other.  Each of AMC and SCC shall be referred to individually as a “Party” and shall be referred to collectively as the “Parties.”

WHEREAS, as of December 31, 2016, AMC is the record and beneficial owner of 687,275,997 shares of common stock (“Common Stock”) of SCC, which shares represent 88.9% of the total issued and outstanding Common Stock;

WHEREAS, on October 9, 2012, SCC received from AMC $2,108,221,000 (the “Judgment Amount”) in satisfaction of the judgment (the “Judgment”) issued by the Court of Chancery of Delaware in October 2011 in connection with the case captioned In re Southern Peru Copper Corporation Shareholder Derivative Litigation;

WHEREAS, the Judgment Amount was comprised of $1,347,000,000 in damages plus $684,617,363 in pre-judgment interest (the “Pre-Judgment Interest”) plus $76,603,637 in post-judgment interest (the “Post-Judgment Interest” and together with the Pre-Judgment Interest, the “Judgment Interest”);

WHEREAS, from the Judgment Amount, SCC paid $316,233,160 in legal fees and expenses (the “Legal Fees and Expenses Amount”) to satisfy the court ordered award of attorney’s fees and expenses in connection with the Judgment;

WHEREAS, the Legal Fees and Expenses Amount was comprised of $304,742,604 in attorneys’ fees and expenses (the “Plaintiff’s Attorneys Fees”) plus $11,490,556 in post-judgment interest;

WHEREAS, AMC along with SCC and other AMC subsidiaries each filed a consolidated U.S. Corporation Income Tax Return on Form 1120 for the tax year ended December 31, 2012 with AMC as the parent of the consolidated group (the “Group” and such return, the “Tax Return”) and for succeeding years;

WHEREAS, AMC is the taxpayer for U.S. federal income tax purposes and not SCC;

WHEREAS, AMC and SCC do not have a written tax sharing or similar agreement in effect but AMC from time to time causes each member of the Group to pay its share of the Group tax liability computed as if it were a separate company;

WHEREAS, on December 5, 2016, AMC received from the Internal Revenue Service (“IRS”) a draft Notice of Proposed Adjustment (“NOPA”) regarding the Tax Return asserting, among others, that (a) a portion of the deduction by SCC for Plaintiff’s Attorneys Fees should be disallowed, (b) the Judgment Interest excluded from gross income by SCC should be included in gross income by SCC, (c) the Post-Judgment Interest treated as in increase to investment by AMC should be deducted and (d) a portion of the Judgment Interest should be treated as gross income from sources within the United States by SCC ((b), (c) and (d), collectively, the “NOPA Interest Matters”); and

WHEREAS, AMC disagrees with the NOPA and intends to contest the IRS assertions vigorously (the “Appeal”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Assumption of Incremental Tax Liability.  Should the Appeal be resolved unfavorably to AMC, AMC shall, as the parent of the consolidated group, be responsible and discharge, any and all liabilities and payments due to the IRS on account of any incremental tax liabilities of AMC and/or SCC in connection with the NOPA Interest Matters on behalf of itself and SCC, and shall not seek reimbursement, contribution of collection of any amounts of money or any other asset in connection therewith from SCC or any of its subsidiaries, officers, directors or shareholders (each, an “SCC Party”).

2.         Release.  Effective as of the date hereof, AMC hereby waives, releases, acquits and forever discharges each SCC Party from any and all liability, reimbursement, contribution or collection obligations, claims, actions, causes of action, suits, debts, dues, accounts, damages, judgments and demands, in law or equity, including attorneys’ fees and disbursements, against an SCC Party, that AMC ever had, now has or hereafter may have, for, upon, or by reason of the NOPA Interest Matters.

3.         Indemnity.  AMC shall indemnify, defend and hold harmless each SCC Party from, all actions, claims, demands, interests, damages, liabilities, losses, costs and/or expenses (including attorneys’ fees) any such SCC Party may suffer or incur arising out of, or in connection with, the NOPA Interest Matters or any breach of this Agreement.

4.         Choice of Law.  This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the internal laws of the State of New York. Any dispute, controversy or claim arising out of or related to this Agreement shall be resolved by final and binding arbitration administered by the International Chamber of Commerce in accordance with its Rules of Arbitration then in effect (“Rules”), except as modified herein. The seat of arbitration shall be New York, New York. There shall be three (3) arbitrators, of whom the claimant shall nominate one, and the respondent another, in each case within twenty (20) days of the date of the request for arbitration. The two Party-nominated arbitrators shall nominate the third, who shall serve as the chair of the tribunal, within twenty (20) days of the confirmation of the appointment of the second arbitrator. Any arbitrator who is not timely nominated as provided herein shall be appointed by the ICC Court of Arbitration. The award of the arbitrators shall be final and binding of the Parties, and judgment thereon may be entered or enforced in any court of competent jurisdiction and any court where a Party or its assets is located (to whose jurisdiction the Parties consent for the purposes of entering or enforcing the award). By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue interim or preliminary relief in aid of arbitration without prejudice to the ability of the tribunal or an Emergency Arbitrator under the Rules to issue such relief. In any judicial action permitted under this section, the Parties irrevocably and unconditionally agree that the service may be effect in the manner provided for notices in of this Agreement, or as otherwise permitted by law; AND EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM ARISING OUT OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Any arbitration hereunder shall be confidential, and the Parties and their agents agree not to disclose to any third party the existence or status of the arbitration and all information made known and documents produced in the arbitration not otherwise in the public domain, and all awards arising from the arbitration, except and to the extent that disclosure is required (a) by law, regulation, subpoena, request for information, civil, administrative or arbitral investigative demand or similar order issued by a court or governmental body or any other body with jurisdiction over a Party’s activities, (b) by the rules of a stock exchange or any other listing entity, or any other requirement imposed by an exchange or a listing entity, or (c) to protect or pursue a legal right.

5.         Severability.  If any provision of this Agreement shall be declared invalid or unenforceable by any court of competent jurisdiction, such finding shall have no effect upon any other provision of this Agreement, which shall be given full force and effect.

6.         No Admission.  Nothing in this Agreement, including the fact of its execution or the making of any payment hereunder, shall be construed as an admission or acknowledgment of wrongdoing or liability by any Party to any other person.

7.         Specific Performance.  The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.  The Parties’ rights in this section are an integral part of this Agreement and each Party hereby waives any objections to any remedy referred to in this section (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).

8.         Miscellaneous.

(a)    This Agreement embodies the entire understanding between the Parties with respect to the matters described herein, and supersedes any prior agreements and negotiations, written or oral, between the Parties or their respective representatives in connection therewith.

(b)    No statements, promises or representations have been made by any Party to any other, or relied upon, and no consideration has been offered, promised, expected or held out other than as may be expressly provided herein.

(c)     This Agreement may not be altered, changed, amended or modified except by way of a written instrument signed by authorized representatives of the Parties.

(d)    Each of the Parties represents and warrants to the other Party that (i) it has all of the requisite authority and capacity to enter into and execute this Agreement, (ii) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or at law, and (iii) that the execution, delivery and performance of this Agreement by it do not and will not violate any applicable law.

(e)     This Agreement has been drafted cooperatively by the Parties and their counsel of choice, and, as such, any ambiguities are the responsibility of the Parties and shall not be construed against any Party.

(f)      This Agreement is binding upon, and inures to the benefit of, any successors.  This Agreement may not be assigned by AMC.

(g)     Nothing contained in this Agreement shall be deemed to give rise to any right in a person not a party hereto to seek enforcement of, or damages arising out of any alleged default with respect to, any provisions of this Agreement.

(h)    This Agreement shall be effective as of February 20, 2017.

9.         Notice.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given: (i) upon personal hand delivery; (ii) upon sending such notice by facsimile, provided receipt is confirmed by a machine-generated transmission report; (iii) three (3) business days after sending such notice by U.S. registered or certified mail, postage prepaid and return receipt requested; (iv) one (1) business day after depositing such notice with a nationally-recognized courier service guaranteeing next day delivery; or (v) upon acknowledgment of receipt by the recipient after delivery of a notice via email.  Notices shall be addressed to the Party to be notified at the addresses or facsimile number set forth below or at such other address or facsimile number as any such Party may designate by advance written notice to the other Parties.

If to AMC:

Americas Mining Corporation

1440 E. Missouri

Suite 160

Phoenix, AZ 85014

Attention: Oscar Gonzalez Barron

E-mail: oscar.gonzalez@americasmining.com

If to SCC:

Southern Copper Corporation

1440 E. Missouri

Suite 160

Phoenix, AZ 85014

Attention: Stanley Keegan & Raul Jacob

E-mail: skeegan@southernperu.com.pe; rjacob@southernperu.com.pe

10.  Counterparts.  This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute one and the same instrument. This Agreement shall be final and binding upon the execution and delivery of this Agreement by all Parties.  It is specifically agreed by all parties that a facsimile or scanned copy of this Agreement shall have the same effect and may be accepted with the same authority as the original.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the Parties have executed this instrument on February 28, 2017.

AMERICAS MINING CORPORATION

By:	/s/ Oscar Gonzalez Barron
Name: Oscar Gonzalez Barron
Title: Director of Administration

SOUTHERN COPPER CORPORATION

By:	/s/ Raul Jacob Ruisanchez
Name: Raul Jacob Ruisanchez
Title: Vice President, Finance, Treasurer and Chief Financial Officer